SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2003

Centex Construction Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-12984 (Commission File Number)	75-2520779 (IRS Employer Identification No.)

2728 N. Harwood, Dallas, Texas (Address of principal executive offices)	75201 (Zip code)

(214) 981-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address if changed from last report)

Item 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans
SIGNATURES

Item 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

     In connection with the proposed spin-off by Centex Corporation (“Centex”) of the common stock of Centex Construction Products, Inc. (“CXP”) held by Centex to the stockholders of Centex, the Centex Construction Products, Inc. Hourly Profit Sharing Plan and the Centex Construction Products, Inc. Profit Sharing and Retirement Plan (the “Plans”) will temporarily suspend transactions by plan participants in the Centex Construction Products, Inc. Common Stock Fund (the “Common Stock Fund”), a fund that invests in the common stock, par value $.01 per share, of CXP. As a result of the suspension, participants in the Plans temporarily will be unable to (1) direct or diversify investments in the Common Stock Fund, (2) obtain loans from the Plans involving the Common Stock Fund or (3) obtain distributions from the Plans involving the Common Stock Fund. The time during which participants will be unable to exercise their rights otherwise available under the Plans is referred to as the “Blackout Period”.

     The Blackout Period is expected to begin on January 15, 2004 and is expected to end no later than the week of February 15, 2004. The Blackout Period may end earlier if the administrative processing required under the Plans as a result of the CXP spin-off is complete. During these weeks, participants in the Plans can determine whether the Blackout Period has started or ended by contacting Fidelity Investments at 1-800-835-5095.

     In addition, during the Blackout Period and for a period of two years after the ending date of the Blackout Period, a security holder of CXP or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period by contacting the Benefits Payroll Manager of Centex Construction Products, Inc., 2728 North Harwood, Dallas, Texas 75201, telephone number (214) 981-6249.

     The name, address and telephone number of the person designated by CXP to respond to inquiries about the Blackout Period is Lynn Crosby, Centex Construction Products, Inc., 2728 North Harwood, Dallas, Texas 75201, telephone number 214-981-6249.

     CXP received the notice required by Section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974 with respect to the Blackout Period on December 15, 2003. CXP has notified its directors and executive officers that they will be subject to the restrictions imposed by Regulation BTR under the Securities Exchange Act of 1934 during the Blackout Period.

     The foregoing information is provided pursuant to Regulation BTR under the Securities Exchange Act of 1934.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTEX CONSTRUCTION PRODUCTS, INC.

By:	/s/ Arthur R. Zunker, Jr. Name: Arthur R. Zunker, Jr. Title: Senior Vice President - Finance and Treasurer

Date: December 22, 2003